Exhibit 99.3

ECOLAB SECOND QUARTER 2019

2Q 2019 Overview

◢Sales:

▪	Reported sales +2%; fixed currency sales +5%, with acquisition adjusted fixed currency sales +4%.

◢Operating Income:

▪	Reported operating margin -10 bps; adjusted operating margin +110 bps; adjusted fixed currency operating margin +120 bps.
▪	Reported operating income +1% with adjusted operating income +10%; adjusted fixed currency operating income +14%.
▪

Growth was led by double-digit gains in our Industrial and Other segments and improved growth in the Institutional segment as pricing, volume growth and cost saving initiatives more than offset higher delivered product costs and investments in the business during the quarter.

◢Earnings:

▪	Reported diluted EPS $1.26, +5%.
▪	Adjusted diluted EPS $1.42, +12% as strengthening operating income growth, driven by pricing, volume growth and cost savings initiatives drove the gain.

◢Outlook:

▪	2019: Adjusted diluted EPS forecast of $5.80 to $6.00, +10% to 14%.
▪	3Q 2019: Adjusted diluted EPS forecast of $1.65 to $1.75, +8% to 14%.

The outlook provided below is for consolidated Ecolab operations and continues to include the Upstream Energy business.

SUMMARY

Continued good sales growth and strong margin expansion once again drove Ecolab’s double-digit adjusted earnings per share growth.  Pricing, new business gains and product innovation led second quarter acquisition adjusted fixed currency sales and operating income growth, which along with cost efficiency actions, yielded the second quarter’s 12% adjusted diluted earnings per share increase.

We look for continued good acquisition adjusted fixed currency sales and earnings growth over the balance of 2019 as we once again work aggressively to outpace our markets, benefiting from the new product innovation, accelerated pricing, new business gains and investments we have made to further improve our customer value as well as our sales and service force effectiveness and productivity.  We are taking the right actions to drive profitable growth while continuing key investments in product innovation and technology to expand our differentiation in the marketplace.  We continue to expect consolidated 2019 full year adjusted diluted earnings per share in the $5.80 to $6.00 per share range, up 10% to 14%, reflecting further solid top line growth, moderated delivered product cost increases and rising benefits from cost efficiency programs.  At current rates of exchange, we expect foreign currency translation to have a $0.11 unfavorable impact on diluted earnings per share.

We look for third quarter adjusted diluted earnings per share to be in a $1.65 to $1.75 per share range, increasing 8% to 14% over the prior year.  Currency translation is expected to have an unfavorable impact of approximately $0.02 per share in the third quarter.

With our focus on large end markets serving fundamental and increasing global needs, along with our compelling value proposition, strong competitive position and ongoing investments in critical growth drivers, we believe we are well-positioned to continue to drive superior sales growth and margin expansion.  We will continue to maximize our major market opportunities and work to deliver further superior results for our customers, and superior returns for our shareholders.

HIGHLIGHTS

•	Second quarter reported diluted earnings per share were $1.26.
•

On an adjusted basis, excluding special gains and charges and discrete tax items from both years, second quarter 2019 adjusted diluted earnings per share increased 12% to $1.42. This compared with adjusted diluted earnings per share of $1.27 a year ago.  Currency translation was an unfavorable $0.05 per share.

•

Reported consolidated sales rose 2%.  Acquisition adjusted fixed currency sales increased 4%, as the Industrial and Other segments both showed strong sales gains and we realized improved growth from the Institutional segment.

•

Reported operating margins decreased 10 basis points.  Adjusted operating income margins increased 110 basis points and adjusted fixed currency operating margins increased 120 basis points as volume, price and efficiency gains more than offset higher delivered product costs in the quarter.  Adjusted operating income rose 10%.  Adjusted fixed currency operating income rose 14%, continuing its strong acceleration, led by double-digit income growth in the Industrial and Other segments.

•	Second quarter 2019 adjusted diluted earnings per share rose 12% to $1.42, representing another quarter of double-digit adjusted earnings per share growth.
•

We are making steady progress on our announced intention to spin off our Upstream Energy business as a standalone publicly-traded company.  Ecolab continues to expect the spin-off transaction will be completed by mid-year 2020.

•

We continue to work aggressively to drive growth, winning new business through our innovative new products and sales and service expertise, as well as driving pricing, productivity and cost efficiencies to grow our top and bottom lines at improved rates across all of our segments. Our digital investments are developing well and we look for them to add an expanding range of new actionable insights for customers to improve their operations, enhance their experience working with us and increase our sales force effectiveness.

•

We continue to expect consolidated 2019 adjusted diluted earnings per share to rise 10% to 14% to the $5.80 to $6.00 range, excluding special gains and charges and discrete tax items, as volume and price gains and cost efficiency benefits more than offset the impact of moderated delivered product cost increases and business investments. Currency translation is expected to be an unfavorable $0.11 per share in 2019.

•

Third quarter adjusted diluted earnings per share are expected to be in the $1.65 to $1.75 range, up 8% to 14%. Currency translation is expected to be an unfavorable $0.02 per share in the third quarter.

•

In summary, we expect continued good top line momentum in our business in 2019, more than offsetting moderated delivered product cost increases and unfavorable currency exchange, and along with further cost efficiency actions, to yield 10% to 14% adjusted diluted earnings per share growth.  We continue to make the right investments in key areas of differentiation, including product innovation and digital investments, to develop superior growth this year and for the future.

SALES DISCUSSION

Consolidated sales	% Change
Volume & mix	1%
Pricing	3%
Subtotal	4%
Acq./Div.	1%
Fixed currency growth	5%
Currency impact	-3%
Total	2%

Ecolab’s second quarter reported sales increased 2% when compared to the year ago period.  Fixed currency sales rose 5% and acquisition adjusted fixed currency sales increased 4%.  Looking at the growth components, volume and mix rose 1% and pricing increased 3%.  Acquisitions and divestitures added 1% and currency was a negative 3% to sales growth.

GLOBAL INDUSTRIAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Industrial	% Change	% Change
Water	8%	8%
Food & Beverage	9%	5%
Paper	2%	2%
Textile Care	1%	1%
Life Sciences	43%	14%
Total Global Industrial	8%	6%

WATER

Water sales showed continued strong momentum in the second quarter as fixed currency sales increased 8%, with good growth across the businesses.  Light industry water treatment growth was led by its innovative technology and service offerings. Heavy industry sales benefited from sales force investments and improved market conditions. Mining gains were led by new business wins. Sales increased in all major regions.

We remain focused on strengthening our corporate account and enterprise sales teams, the further development of innovative new products, growing our new accounts pipeline and continuing to invest in growth areas for the light, heavy and mining industries.  We expect continued strong growth in the third quarter from further share gains in light, heavy and mining.

FOOD & BEVERAGE

Second quarter fixed currency Food & Beverage sales rose 9%.  Adjusted for acquisitions, fixed currency sales rose 5% as corporate account wins, share gains and pricing more than offset generally flat industry trends.  Globally, we saw strong growth in our dairy, beverage and brewing, and food segments.  Fixed currency sales growth was strong across major regions.

Food & Beverage continues to drive growth using its enterprise selling approach to customers, in which we combine Ecolab’s industry-leading cleaning and sanitizing, water treatment and pest elimination capabilities to demonstrate our value through the delivery of improved food safety results, lower operating costs and enhanced product quality for customers.  New business wins are more than offsetting continued challenging industry conditions in the food and beverage industry, and we are realizing further customer penetration, new business capture and leverage from our strong innovation portfolio.  We expect Food & Beverage to show continued strong organic growth in the second half of 2019.

PAPER

Second quarter fixed currency Paper sales increased 2%. Growth was primarily impacted by lower China production levels.

We continue to focus on maximizing results for our customers through minimizing water and optimizing their total cost in the growth segments of board & packaging, tissue & towel, and pulp. Paper maintains its focus on new business wins, continued globalization of best practices, value pricing, and delivering value through innovative solutions.

LIFE SCIENCES

Life Sciences second quarter fixed currency sales increased 43%. Acquisition adjusted fixed currency growth was 14%,  led by recent business wins and pricing in our cleaning and disinfection programs for both the pharmaceutical and personal care markets, with double-digit gains in Europe and North America.

Momentum remains strong in our Life Sciences business, and we expect it to continue as we expand our product and service solutions for pharmaceutical and personal care manufacturers, invest in our sales and service team and remain focused on winning with corporate accounts.

GLOBAL INSTITUTIONAL SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Institutional	% Change	% Change
Institutional	3%	3%
Specialty	6%	5%
Healthcare	4%	4%
Total Global Institutional	4%	3%

INSTITUTIONAL

Fixed currency sales for the Institutional business were up 3% in the second quarter, reflecting the previously mentioned exit of low margin business. Global lodging demand continued to show moderate growth, while full-service restaurant industry foot traffic remained soft during the quarter.  Looking at Institutional’s regional fixed currency sales, Latin America showed strong growth, North America sales rose modestly, while Europe and Asia Pacific sales were flat.

We continue to use our strong value proposition to aggressively drive sales and win new business, increase our share in existing units, develop emerging chain relationships, improve pricing and enhance our service delivery to customers across all regions and end markets.  These actions leverage our strong line of innovation across core platforms that improve customer results and reduce their water, energy and labor costs, as well as our developing digital solutions to improve customer results and business insights. We also continue to focus on business with appropriate margin, and as reflected above, this has resulted in the exit of certain low margin business that is impacting Institutional’s 2019 results.  We expect to show continued steady underlying Institutional sales growth in the third quarter, with the reported sales reflecting the business exits.

SPECIALTY

Second quarter Specialty acquisition adjusted sales grew 5% in fixed currencies, reflecting good ongoing business and program wins.  We continue to drive growth in our global quickservice accounts, leveraging generally modest industry trends.  New business and program gains remain robust, driven by improved service coverage, new product innovations, additional customer solutions, and a continued focus among our customers on food safety as fresh products become more prevalent and require more cleaning. The food retail business posted a solid quarter, with good underlying growth reflecting continued new customer additions and product introductions.

Momentum remains solid in the Specialty business and we expect it to deliver another year of strong growth in 2019.  Second half growth is expected to accelerate from the first half pace reflecting the timing of new customer rollouts, our strong new business pipeline, ongoing investments in new products and digital offerings, increased solutions for customers and an expanded sales and service force.

HEALTHCARE

Fixed currency Healthcare sales grew 4%  driven by the acceleration of our business in Europe. North America sales growth in environmental hygiene programs was offset by soft non-program volume and lower sales of deemphasized non-core products.

We expect Healthcare sales to show continued modest growth in the third quarter.  Sales of our integrated environmental hygiene programs paired with superior product offerings, premium on-site service programs and digital solutions continue to show good growth as we execute the Ecolab value proposition. Through this combination, we help hospitals reduce healthcare acquired infections and increase operational efficiencies for our customers, and it enables us to offset the commodity buying approach often used by the industry. The fundamental outlook for our business remains attractive, making us confident in its long-term growth potential. We continue to drive our program approach and expect it to yield improving future sales results for Healthcare.

GLOBAL ENERGY SEGMENT

	Fixed Rate	Acq./Div. Adj.
Global Energy	% Change	% Change
Energy	1%	1%

Second quarter fixed currency Energy segment sales increased 1%. Upstream sales were flat in the quarter as a decline in the well stimulation business (reflecting the reduced North American drilling and completion activity that began late in 2018) was offset by good growth in production sales. Downstream sales showed good growth led by pricing and improved North America business wins.

We expect flat third quarter 2019 Energy segment sales as we drive new account growth to offset the extended slower North American drilling and completion activity. We expect new business wins, international market growth and continued pricing to lead to a slight increase in Energy segment sales for the full year 2019.

OTHER SEGMENT

	Fixed Rate	Acq./Div. Adj.
Other	% Change	% Change
Pest Elimination	7%	7%
Colloidal Technologies	5%	5%
Total Other	6%	6%

PEST ELIMINATION

Fixed currency Pest Elimination sales increased 7% in the second quarter, with growth across all regions.

We continue to drive market penetration through innovative service offerings and new technologies to address key customer and global trends.  Additionally, we continue to make progress in globalizing our market-focused capabilities and field technologies.  We expect Pest Elimination sales to show continued growth in the third quarter led by gains in all major markets.

CONSOLIDATED MARGIN PERFORMANCE

($ millions, unaudited)	2019	% sales	2018	% sales	% change
Gross Profit	$ 1,551.2	41.3%	$ 1,543.5	41.8%	0%
Gross Profit (adj.)	$ 1,559.1	41.5%	$ 1,543.4	41.8%	1%

Second quarter gross margins adjusted for special charges were 30 basis points below last year’s adjusted margin. Increased pricing and cost savings were more than offset by higher delivered product costs and business mix.

($ millions, unaudited)	2019	% sales	2018	% sales	% change
SG&A	$ 1,002.7	26.7%	$ 1,036.8	28.1%	-3%

The second quarter SG&A ratio to sales decreased 140 basis points from last year as sales leverage, cost savings actions and business mix more than offset investments in the business.

($ millions, unaudited)	2019	% sales	2018	% sales	% change
Operating Income	$ 498.6	13.3%	$ 494.6	13.4%	1%
Fixed Currency Operating
Income (adj.)	$ 560.8	14.8%	$ 493.2	13.6%	14%

Adjusted for special charges, fixed currency operating income margins were 14.8%, increasing 120 basis points from last year’s comparable margin.  Adjusted fixed currency operating income increased 14% as pricing, volume growth and cost savings initiatives more than offset the impact of higher delivered product costs and investments in the business during the quarter.

SEGMENT MARGIN PERFORMANCE

($ millions - fixed currency, unaudited)	2019	% sales	2018	% sales	% change
Global Industrial Op. Inc.	$208.7	15.0%	$162.8	12.6%	28%
Acq./Div. Adj. Op. Inc.	$209.5	15.3%	$162.0	12.6%	29%

Acquisition adjusted fixed currency operating income for the Global Industrial segment increased 29%.  Acquisition adjusted margins increased 270 basis points as pricing and cost savings more than offset higher delivered product costs and investments in the business.

($ millions - fixed currency, unaudited)	2019	% sales	2018	% sales	% change
Global Institutional Op. Inc.	$258.9	19.6%	$247.0	19.3%	5%
Acq./Div. Adj. Op. Inc.	$263.4	20.0%	$247.0	19.3%	7%

Acquisition adjusted fixed currency operating income for the Global Institutional segment increased 7%.  Acquisition adjusted margins increased 70 basis points as pricing, volume and cost savings more than offset investments in the business and higher delivered product costs.

($ millions - fixed currency, unaudited)	2019	% sales	2018	% sales	% change
Global Energy Op. Inc.	$88.9	10.6%	$86.4	10.4%	3%
Acq./Div. Adj. Op. Inc.	$88.9	10.6%	$87.3	10.5%	2%

Acquisition adjusted fixed currency Global Energy segment operating income increased 2%.  Acquisition adjusted margins improved 10 basis points led by pricing and cost savings.

($ millions - fixed currency, unaudited)	2019	% sales	2018	% sales	% change
Other Op. Inc.	$44.1	19.1%	$39.0	18.0%	13%
Acq./Div. Adj. Op. Inc.	$44.0	19.1%	$39.0	18.0%	13%

Fixed currency operating income for the Other segment rose 13%. Adjusted margins improved 110 basis points led by pricing and sales volume gains.

($ millions - unaudited)	2019	2018
Corporate
Corp. Expense	($39.6)	($42.6)
Special Gains/(Charges)	(57.8)	(12.0)
Total Corporate Expense	($97.4)	($54.6)

Corporate expense includes amortization expense of $40 million in the second quarter of 2019 and $43 million in the second quarter of 2018 related to the Nalco merger intangible assets.

Corporate expense also includes net special charges of $58 million ($46 million after tax) primarily related to the previously announced efficiency initiative and the planned separation of the Upstream Energy business.

Special gains and charges for the second quarter of 2018 were a net charge of $12 million ($9 million after tax) primarily related to the previously announced efficiency initiative.

TAX RATE, SHARES AND CONSOLIDATED INCOME
The reported income tax rate for the second quarter of 2019 was 20.8% compared with the reported rate of 22.8% in the second quarter of 2018.  Excluding special gains and charges and discrete tax items, the adjusted tax rate was 20.6% in the second quarter of 2019 compared with 20.3% for the same period last year.

Ecolab reacquired 1.2 million shares of its common stock during the second quarter of 2019.

The net of this performance is that Ecolab reported second quarter diluted earnings per share of $1.26 compared with $1.20 reported a year ago.  When adjusted for special gains and charges and discrete tax items in both years, second quarter adjusted diluted earnings per share were $1.42 compared with $1.27 last year.  Currency translation had a $0.05 unfavorable impact on second quarter 2019 adjusted diluted earnings per share.

SUMMARY BALANCE SHEET AND SELECTED BALANCE SHEET MEASURES

(unaudited)	June 30
($ millions)	2019	2018
Cash and cash eq.	$ 85.7	$ 54.2
Accounts receivable, net	2,747.1	2,635.4
Inventories	1,625.3	1,557.6
Other current assets	395.4	360.7
PP&E, net	3,866.9	3,758.7
Goodwill and intangibles	11,010.3	11,100.7
Other assets	1,096.9	484.3
Total assets	$ 20,827.6	$ 19,951.6

Short-term debt	$ 1,069.4	$ 874.5
Accounts payable	1,297.9	1,242.1
Other current liabilities	1,760.4	1,507.2
Long-term debt	5,987.1	6,343.1
Pension/Postretirement	928.2	981.0
Other liabilities	1,515.2	1,095.2
Total equity	8,269.4	7,908.5
Total liab. and equity	$ 20,827.6	$ 19,951.6

	June 30
(unaudited)	2019	2018
Total Debt/Total Capital	46.0%	47.7%
Net Debt/Total Capital	45.7%	47.5%
Net Debt/EBITDA	2.3	2.4
Net Debt/Adjusted EBITDA	2.2	2.4

The inputs to EBITDA reflect the trailing twelve months of activity for the period presented.

Net debt to total capital was 46% at June 30, 2019, with the net debt to adjusted EBITDA ratio at 2.2 times.

SELECTED CASH FLOW ITEMS

	Six Months Ended
(unaudited)	June 30
($ millions)	2019	2018
Cash from op. activities	$ 917.5	$ 785.7
Depreciation	323.3	305.5
Amortization	160.5	160.3
Capital expenditures	370.5	412.5

FORECAST
The outlook provided below is for consolidated Ecolab operations and continues to include the Upstream Energy business.  Ecolab continues to expect the spin off to be completed by mid-year 2020.

We expect continued good sales momentum through the second half of 2019.  We look for consolidated gross margins to rise in 2019 versus last year, as strong volume and pricing more than offset moderated delivered product cost increases, with a lower selling, general and administrative ratio to sales, similar other income and lower interest expense.  Ecolab continues to expect 2019 adjusted diluted earnings per share to rise approximately 10% to 14% to the $5.80 to $6.00 range, excluding special gains and charges and discrete tax items.  At current rates of exchange, we expect foreign currency translation to have a $0.11 unfavorable impact on diluted earnings per share.

We expect third quarter adjusted diluted earnings per share to be in the $1.65 to $1.75 range, up 8% to 14% compared with $1.53 earned last year.  We look for solid acquisition adjusted fixed currency sales growth. We expect gross margin to increase and the SG&A ratio to sales to improve versus last year, with similar other income, lower interest expense, and a higher adjusted tax rate.  At current rates of exchange, we expect foreign currency to have an unfavorable $0.02 impact on third quarter diluted earnings per share.

SUMMARY

In summary, we continue to expect continued good sales trends through the second half led by further pricing and volume gains.  Operating margins should continue to expand, and when combined with our continued product innovation and improved cost efficiency, we expect attractive earnings per share growth in 2019, rising 10% to 14%.  We will stay focused on driving fundamental growth in our businesses using new business wins, new products, pricing, productivity improvement and cost efficiency, and take the right actions to drive profitable growth.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING INFORMATION

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, the anticipated spin-off of our Upstream Energy business into a new stand-alone company and the expected timing for completing the transaction, statements regarding our financial and business performance and prospects, including forecasted 2019 third quarter and full-year financial and business results, sales and earnings growth, SG&A ratios to sales, interest expense, adjusted tax rate, margins, delivered product costs, energy market forecast, new business, innovation, investments, volume, pricing, foreign currency translation, and costs and savings from restructuring or efficiency initiative activities. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the proposed spin-off of the Upstream Energy business may not be consummated within the anticipated period or at all and the ultimate results of any restructuring or efficiency initiative, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring or efficiency initiative and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness. If we experience delays or fail to successfully execute on our plans, our goals for such initiatives may not be achieved.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC") and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and foreign currency risk, including reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including upgrades to our information technology systems; potential information technology infrastructure failures and cybersecurity attacks; the possibility that the proposed spin-off of our Upstream Energy business will not be consummated within the anticipated time period or at all and the potential that the Upstream Energy business and Ecolab will not realize all of the expected benefits of the spin-off; our ability to attract and retain high caliber management talent to lead our business; our ability to develop competitive advantages through innovation and to commercialize digital solutions; exposure to global economic, political and legal risks related to our international operations including trade sanctions; difficulty in procuring raw materials or fluctuations in raw material costs; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; pressure on operations from consolidation of customers, vendors or competitors; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax law and unanticipated tax liabilities; potential loss of deferred tax assets or increase in deferred tax liabilities; our substantial indebtedness; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; potential class action lawsuits; the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This discussion and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•fixed currency sales

•acquisition adjusted fixed currency sales

•adjusted cost of sales

•adjusted gross margin

•fixed currency operating income

•fixed currency operating income margin

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•acquisition adjusted fixed currency operating income

•acquisition adjusted fixed currency operating income margin

•EBITDA

•adjusted EBITDA

•adjusted interest expense

•adjusted tax rate

•adjusted net income attributable to Ecolab

•adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP financial measures for cost of sales, gross margin, operating income and interest expense exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs and/or income associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

EBITDA is defined as the sum of net income including non-controlling interest, provision for income taxes, net interest expense, depreciation and amortization. Adjusted EBITDA is defined as the sum of EBITDA and special (gains) and charges impacting EBITDA. EBITDA and adjusted EBITDA are used as inputs to our net debt to EBITDA and net debt to adjusted EBITDA ratios. We view these ratios as important indicators of the operational and financial health of our organization.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this supplemental discussion are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2019. We also provide our segment results based on public currency rates for information purposes.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this supplemental discussion. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in the second quarter 2019 supplemental discussion.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this discussion) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Second Quarter Ended		Six Months Ended
(unaudited)	June 30		June 30
(millions, except percent)	2019	2018	2019	2018

Net sales
Reported GAAP net sales	$ 3,759.4	$ 3,689.6	$ 7,264.8	$ 7,160.5
Effect of foreign currency translation	28.9	(74.1)	46.5	(148.9)
Non-GAAP fixed currency sales	3,788.3	3,615.5	7,311.3	7,011.6
Effect of acquisitions and divestitures	(30.8)	(1.8)	(55.9)	(12.0)
Non-GAAP acquisition adjusted fixed currency sales	$ 3,757.5	$ 3,613.7	$ 7,255.4	$ 6,999.6

Cost of Sales
Reported GAAP cost of sales	$ 2,208.2	$ 2,146.1	$ 4,297.8	$ 4,218.4
Special (gains) and charges	7.9	(0.1)	11.5	(0.1)
Non-GAAP adjusted cost of sales	$ 2,200.3	$ 2,146.2	$ 4,286.3	$ 4,218.5

Gross Margin
Reported GAAP gross margin	41.3%	41.8%	40.8%	41.1%
Non-GAAP adjusted gross margin	41.5%	41.8%	41.0%	41.1%

Operating income
Reported GAAP operating income	$ 498.6	$ 494.6	$ 865.8	$ 848.9
Effect of foreign currency translation	4.4	(13.4)	5.5	(22.6)
Non-GAAP fixed currency operating income	503.0	481.2	871.3	826.3
Special (gains) and charges	57.8	12.0	101.7	38.0
Non-GAAP adjusted fixed currency operating income	560.8	493.2	973.0	864.3
Effect of acquisitions and divestitures	5.2	0.1	8.6	0.5
Non-GAAP acquisition adjusted fixed currency operating income	$ 566.0	$ 493.3	$ 981.6	$ 864.8

Operating Income Margin
Reported GAAP operating income margin	13.3%	13.4%	11.9%	11.9%
Non-GAAP adjusted fixed currency operating income margin	14.8%	13.6%	13.3%	12.3%

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Second Quarter Ended		Six Months Ended
(unaudited)	June 30		June 30
(millions, except percent and per share)	2019	2018	2019	2018

Interest expense, net
Reported GAAP interest expense, net	$ 49.5	$ 56.3	$ 98.9	$ 112.7
Special (gains) and charges, after tax	-	-	0.2	0.0
Non-GAAP adjusted interest expense, net	$ 49.5	$ 56.3	$ 98.7	$ 112.7

Net Income Attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$ 368.6	$ 351.3	$ 665.1	$ 598.6
Special (gains) and charges, after tax	45.9	8.9	77.4	28.6
Discrete tax net expense (benefit)	1.0	12.1	(26.7)	12.0
Non-GAAP adjusted net income attributable to Ecolab	$ 415.5	$ 372.3	$ 715.8	$ 639.2

Diluted Earnings per Share Attributable to Ecolab ("EPS")
Reported GAAP diluted EPS	$ 1.26	$ 1.20	$ 2.28	$ 2.04
Special (gains) and charges, after tax	0.16	0.03	0.26	0.10
Discrete tax net expense (benefit)	-	0.04	(0.09)	0.04
Non-GAAP adjusted diluted EPS	$ 1.42	$ 1.27	$ 2.45	$ 2.18

Provision for Income Taxes
Reported GAAP tax rate	20.8%	22.8%	16.9%	22.4%
Special gains and charges	-	0.1	0.8	0.1
Discrete tax items	(0.2)	(2.6)	2.9	(1.5)
Non-GAAP adjusted tax rate	20.6%	20.3%	20.6%	21.0%

EBITDA (trailing twelve months ended)
Net income including non-controlling interest	$ 1,511.1	$ 1,566.8
Provision for income taxes	327.3	282.5
Interest expense, net	208.5	245.6
Depreciation	639.1	610.9
Amortization	317.2	312.0
EBITDA	$ 3,003.2	$ 3,017.8
Special (gains) and charges impacting EBITDA	199.7	9.4
Adjusted EBITDA	$ 3,202.9	$ 3,027.2

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Second Quarter Ended June 30
(unaudited)	2019			2018
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 1,393.9	($27.3)	$ 1,366.6	$ 1,290.2	($1.6)	$ 1,288.6
Global Institutional	1,323.5	(3.3)	1,320.2	1,277.5	-	1,277.5
Global Energy	840.4	-	840.4	831.0	(0.2)	830.8
Other	230.5	(0.2)	230.3	216.8	-	216.8
Subtotal at fixed currency rates	3,788.3	(30.8)	3,757.5	3,615.5	(1.8)	3,613.7
Currency impact	(28.9)			74.1
Consolidated reported GAAP net sales	$ 3,759.4			$ 3,689.6

Operating Income
Global Industrial	$ 208.7	$ 0.8	$ 209.5	$ 162.8	($0.8)	$ 162.0
Global Institutional	258.9	4.5	263.4	247.0	-	247.0
Global Energy	88.9	-	88.9	86.4	0.9	87.3
Other	44.1	(0.1)	44.0	39.0	-	39.0
Corporate	(39.8)	-	(39.8)	(42.0)	-	(42.0)
Adjusted at fixed currency rates	560.8	5.2	566.0	493.2	0.1	493.3
Special (gains) and charges	57.8			12.0
Reported OI at fixed currency rates	503.0			481.2
Currency impact	(4.4)			13.4
Consolidated reported GAAP operating income	$ 498.6			$ 494.6

	Six Months Ended June 30
	2019			2018
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 2,683.1	($49.1)	$ 2,634.0	$ 2,480.4	($9.4)	$ 2,471.0
Global Institutional	2,538.8	(6.5)	2,532.3	2,464.5	-	2,464.5
Global Energy	1,652.1	(0.1)	1,652.0	1,657.5	(2.5)	1,655.0
Other	437.3	(0.2)	437.1	409.2	(0.1)	409.1
Subtotal at fixed currency rates	7,311.3	(55.9)	7,255.4	7,011.6	(12.0)	6,999.6
Currency impact	(46.5)			148.9
Consolidated reported GAAP net sales	$ 7,264.8			$ 7,160.5

Operating Income
Global Industrial	$ 356.2	$ 2.2	$ 358.4	$ 284.8	($1.6)	$ 283.2
Global Institutional	454.8	6.5	461.3	442.7	-	442.7
Global Energy	167.3	-	167.3	155.0	2.1	157.1
Other	74.3	(0.1)	74.2	66.0	-	66.0
Corporate	(79.6)	-	(79.6)	(84.2)	-	(84.2)
Adjusted at fixed currency rates	973.0	8.6	981.6	864.3	0.5	864.8
Special (gains) and charges	101.7			38.0
Reported OI at fixed currency rates	871.3			826.3
Currency impact	(5.5)			22.6
Consolidated reported GAAP operating income	$ 865.8			$ 848.9

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2018	2018	2018	2018	2018	2018	2018
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.84	$ 1.20	$ 2.04	$ 1.48	$ 3.53	$ 1.35	$ 4.88
Adjustments:
Special (gains) and charges (1)	0.07	0.03	0.10	0.20	0.30	0.05	0.35
Discrete tax expense (benefits) (2)	0.00	0.04	0.04	(0.16)	(0.12)	0.14	0.02
Adjusted diluted earnings per share (Non-GAAP)	$ 0.91	$ 1.27	$ 2.18	$ 1.53	$ 3.71	$ 1.54	$ 5.25

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2019	2019	2019	2019	2019	2019	2019
Diluted earnings per share, as reported (U.S. GAAP)	$ 1.01	$ 1.27	$ 2.28
Adjustments:
Special (gains) and charges (3)	0.11	0.16	0.26
Discrete tax expense (benefits) (4)	(0.09)	-	(0.09)
Adjusted diluted earnings per share (Non-GAAP)	$ 1.03	$ 1.42	$ 2.45

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2018 includes a commitment to the Ecolab Foundation in first quarter of $18.9 million, net of tax. Special (gains) and charges also include restructuring activities of $0.3 million, $7.0 million, $60.2 million and $9.7 million, net of tax, in the first, second, third and fourth quarters, respectively, acquisition and integration costs of $0.4 million, $0.9 million, $1.5 million and $3.0 million, net of tax, in the first, second, third and fourth quarters, respectively, and litigation and other charges and (gains) of $0.1 million, $1.0 million, ($1.6 million) and $1.4 million, net of tax, in the first, second, third and fourth quarters, respectively.

(2) Discrete tax expense (benefits) for 2018 includes $6.8 million, $6.0 million, $10.7 million and $4.6 million of tax benefits associated with stock compensation excess tax benefits in the first, second, third and fourth quarters, respectively. Discrete tax expense (benefits) also includes adjustments to the estimate for the U.S. tax reform one-time repatriation tax expense of $11.3 million, $18.2 million, $4.8 million and $31.7 million in the first, second, third and fourth quarters, respectively. Additionally, discrete tax expense (benefits) also includes ($4.6) million, ($0.1) million and $12.8 million of other tax (benefits) expense in the first, second and fourth quarters, respectively. In the third quarter of 2018, the Company filed U.S. federal tax returns which resulted in favorable adjustments of $39.9 million related to changes in estimates and an IRS approved method change.

(3) Special (gains) and charges for 2019 includes restructuring costs of $30.4 million and $37.5 million, net of tax, in the first and second quarters, respectively relating to the efficiency initiative. Special (gains) and charges also include charges relating to the Upstream energy spin-off of $3.3 million and $14.5 million, net of tax, in the first and second quarters, acquisition and integration costs of $2.1 million and $1.7 million, net of tax, in the first and second quarters, and net (gains) and charges for litigation and other charges of ($4.3 million) and $4.1 million, net of tax, in the first and second quarters, respectively.

(4) Discrete tax expense (benefits) for 2019 includes $18.7 million and $13.1 million of tax benefits associated with stock compensation excess tax benefits in the first and second quarters, respectively. Discrete tax expense (benefits) also includes adjustments to the estimate for the U.S. tax reform one-time repatriation tax expense of $5.1 million and $6.3 million of expense in the first and second quarters and other discrete tax expenses of $3.9 million and $7.8 million in the first and second quarters, respectively.